EXHIBIT 99.1

VYTA CORP ACQUIRES 100% OWNERSHIP OF BIOAGRA, LLC


Denver, November 5, 2008 /PRNewswire-FirstCall/-- Vyta Corp (OTC Bulletin Board:
VYTC) today announced that it has reached a favorable settlement in its foreclosure litigation against BIOAGRA LLC. Pursuant to the terms of the amicable agreement, Vyta Corp now controls 100% ownership interest in BIOAGRA, LLC, and Paul H. Metzinger, President and CEO of Vyta Corp becomes the sole Manager, and only executive officer of BIOAGRA, LLC. Terms of the agreement are included in a Form 8-K filed today with the Securities and Exchange Commission, and can be viewed on its website at (http://www.sec.gov).

BIOAGRA, LLC manufactures, markets and distributes AGRASTIM(R), a proprietary all-natural, biologically active yeast Beta-1,3/1,6-D-glucan feed supplement. AGRASTIM(R) has been listed by The Organic Materials Review Institute (OMRI) as approved for use in organic production.


About Vyta Corp
Vyta Corp, based in Denver, Colorado, is traded on the over-the-counter NASDAQ stock market (OTCBB: VYTC ) as well as on the Frankfurt, Hamburg, XETRA and Munich Exchanges (OTC:VYTA).

In addition to its 100% ownership of BIOAGRA, LLC, Vyta Corp owns various patents and intellectual properties related to NCS(R) (NanoPierce Connection System) an advanced electronic connection system. For more information on Vyta Corp, please visit its website at http://www.vytacorp.com .


About BIOAGRA, LLC
BIOAGRA, LLC is based in Hinesville, Georgia, where it produces, markets and sells AGRASTIM(R), a purified, all natural, nontoxic yeast Beta 1,3/1,6-D glucan product with a high bioactivity function that improves the immune systems of animals and humans. AGRASTIM(R) is also used to replace growth promotion antibiotics that are currently used in the feed of the beef and dairy cattle, equine, swine, poultry and aquaculture industries.


This announcement contains forward-looking statements about Vyta Corp that may involve risks and uncertainties. Important factors relating to the Company's operations could cause results to differ materially from those in forward-looking statements and further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov). All forward-looking statements are based on information available to Vyta Corp on the date hereof and Vyta Corp assumes no obligation to update such statements.


Contacts:

Vyta Corp
Paul H. Metzinger
President & Chief Executive Officer
370 17th St.
Suite 3640 Denver, CO 80202
303-592-1010
Fax: 303-592-1054
E-mail: paul@vytacorp.com